Filed pursuant to Rule 424(b)(3)

Registration No. 333-233363

Prospectus Supplement No. 3

(To Prospectus dated September 29, 2020)

INX LIMITED

130,000,000 INX Tokens

This is a supplement (“Prospectus Supplement”) to the prospectus, dated September 29, 2020 (the “Prospectus”) of INX Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-233363).

This Prospectus Supplement updates and should be read in conjunction with, and delivered with, the Prospectus. To the extent there is a discrepancy between the information contained herein and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of the Report on Form 6-K filed with the Securities and Exchange Commission on November 25, 2020 as set forth below.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Purchasing INX Tokens involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus.

None of the United States Securities and Exchange Commission, the Gibraltar Financial Services Commission, or any state securities commission or other jurisdiction has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is November 25, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the Month of November 2020

333-233363

(Commission File Number)

INX LIMITED

(Exact name of Registrant as specified in its charter)

Unit 1.02, 1st Floor

6 Bayside Road

Gibraltar, GX11 1AA

Tel: +350 200 79000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 25, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INX Limited

Date: November 25, 2020	By:	/s/ Shy Datika
Shy Datika

Exhibit 99.1

INX Reports Q3 2020 Cumulative Adjusted Operating Cash Flow and

Pro Rata Portion of the Distributable Amount per INX Token

New York, November 25, 2020 - INX Limited today announced the calculation of its cumulative Adjusted Operating Cash Flow as of September 30, 2020 and the pro rata portion of the Distributable Amount per INX Token.

(U.S. Dollars in thousands except as otherwise indicated)
Cumulative Adjusted Operating Cash Flow as of December 31, 2019	(6,364)

Less: Net cash used in operating activities in the nine months ended September 30, 2020	(2,449)

Less: $0 in cumulative Adjusted Operating Cash Flow as of December 31, 2019 that formed the basis of distribution paid to INX Token holders on April 30, 2020 (there was no distribution)	-

Plus: Proceeds from INX Tokens in the nine months ended September 30, 2020	7,765

Less: Proceeds from initial sale of INX Tokens in the nine months ended September 30, 2020	(7,765)

Cumulative Adjusted Operating Cash Flow as of September 30, 2020	(8,813)

Distributable Amount	0

Outstanding INX Tokens (as of October 31, 2020)	29,247,924.53

Pro Rata Portion of the Distributable Amount per INX Token	0

These calculations are based on unaudited quarterly results of operations of the INX Limited and its subsidiaries.

Subject to the conditions described in the INX Token Purchase Agreement, commencing in calendar year 2021, each INX Token held by parties other than the Company, shall entitle its holder to receive a pro rata portion of an aggregate amount which equals 40% of INX Limited’s cumulative Adjusted Operating Cash Flow, net of Adjusted Operating Cash Flows that have already formed a basis for a prior distribution (such amount, the “Distributable Amount”).

The distribution to holders of the INX Tokens will be based on a final calculation of our cumulative Adjusted Operating Cash Flow and the pro rata portion of the Distributable Amount per INX Token. These final calculations will be provided at the same time that we file our annual report containing our audited financial statements, which may be provided up to 120 days after the last day of our fiscal year (December 31). We will publicly disclose the final calculations by filing such information on a Form 6-K, including such information within our Form 20-F or other annual report, issuing a press release and including the information on our website.

The distribution to INX Token Holders is a contractual obligation of the Company and a right of each INX Token holder of record as of March 31 of a year following a year end for which there was positive cumulative Adjusted Operating Cash Flow. However, the pro rata distribution of our cumulative Adjusted Operating Cash Flow is not self-executing and requires that our board of directors approve the Company’s financial statements and calculate such distribution in good faith. Further, although the annual calculation of our cumulative Adjusted Operating Cash Flow will be based on information provided in the audited consolidated financial statements of INX Limited and its subsidiaries, neither the calculation of the cumulative Adjusted Operating Cash Flow nor any pro rata distributions thereof to token holders will be audited at the time of any distribution.

About INX:

INX Limited aims to provide a regulated trading platform for digital securities and cryptocurrencies, combining traditional markets expertise with a novel fintech approach. INX is led by an experienced team of business, finance, and blockchain technology experts unified by the vision of redefining the world of capital markets via blockchain technology and innovative regulatory approach.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the research, development, and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail in the prospectus that forms a part of the effective registration statement filed with the SEC, including under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable as of the date hereof, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.